                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-43106


                          WINSTAR COMMUNICATIONS, INC.

                           DIRECT STOCK PURCHASE PLAN

         This prospectus relates to our Direct Stock Purchase Plan. Our plan is designed to provide investors with a convenient and economical way to purchase shares of our common stock. Once enrolled in our plan by completing the authorization and enrollment form included in this prospectus, participants may:

         o Purchase their first shares of our common stock by making an initial investment of at least $1,000 and up to $10,000, in $100 increments.

         o Purchase additional shares of our common stock by making optional cash investments at any time of at least $500 and up to a maximum of $10,000 per month, in $100 increments.

         o Make optional investments in excess of $10,000, but only after submission of a written request - a "Request for Waiver" - has been made to us and after we have given our written approval, which we may grant or refuse to grant in our sole discretion.

         o Elect to automatically reinvest any cash dividends that we may pay in the future on all or a portion of their shares of common stock.


         Our common stock is quoted on The Nasdaq National Market. On August 24, 2000, the last sale price of a share of our common stock was $28.063.

         Since our inception in 1990, we have never paid cash dividends. We will not be able to pay any cash dividends in the future until such time as we have repaid our currently outstanding indebtedness, we generate the capital surplus that allows us to pay such dividends, and our board of directors determines to pay dividends from capital surplus rather than reinvesting that surplus in the continued growth of our infrastructure and operations. It is unlikely that we will pay cash dividends in the foreseeable future and nothing in this prospectus is intended to indicate otherwise.


                                 --------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         The date of this prospectus is  August 29, 2000.




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Winstar's Business............................................................3
Risk Factors..................................................................3
Description of Our Direct Stock Purchase Plan.................................3
Use of Proceeds..............................................................19
Plan of Distribution.........................................................20
Sales of Shares by Participants..............................................20
Legal Matters................................................................21
Experts......................................................................21
Forward-looking Statements...................................................21
Where You Can Find More Information..........................................22

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                               WINSTAR'S BUSINESS

         We provide our customers with broadband services. These services include high-speed Internet and data, Web hosting and design, phone services, Web-based applications, e-commerce, professional services and Office.com'r', a Service From Winstar, the top-ranked online business service for small- and medium-sized businesses. We offer a comprehensive suite of these services across our own end-to-end broadband network in the top 60 markets in the United States. We also offer services in 12 overseas markets, including Amsterdam, Brussels, Buenos Aires, London and Tokyo.

         We are also rapidly building a widely available broadband network which we believe will enable us to offer broadband services to a majority of the business market in the United States. Our domestic network combines local and long-haul capacity with voice and data switching facilities and is capable of carrying a substantial portion of our customers' communications traffic from point of origin to point of termination.

CORPORATE INFORMATION


         We were incorporated under the laws of the State of Delaware in September 1990. Our principal executive offices are located at 685 Third Avenue, New York, New York 10017 and our telephone number is (212) 792-9800.

                                  RISK FACTORS

         Potential investors are urged to read and consider the risk factors relating to an invest ment in Winstar set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

                  DESCRIPTION OF OUR DIRECT STOCK PURCHASE PLAN

         The following questions and answers explain and constitute our Direct Stock Purchase Plan, which we refer to below as our "plan."

1.       WHAT IS THE PURPOSE OF THE PLAN?

         Our plan is intended to provide participants with a simple, convenient and economical method of investing in shares of our common stock.

         In turn, the plan provides us with an economical and flexible mechanism to raise equity capital through sales of our common stock. To the extent shares of common stock are purchased directly from us under the plan, we will receive proceeds that we will use for our general corporate purposes, including to make investments, acquire or enter into other business arrangements with other companies. We will not, however, receive any proceeds from shares of our common stock that our plan administrator may purchase, at our direction, in the open market or in negotiated transactions with third parties in order to supply shares issued to participants under our plan.

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2.       CAN I PURCHASE MY FIRST SHARE OF WINSTAR COMMON STOCK THROUGH THE PLAN
         AND ADDITIONAL SHARES THEREAFTER?

         Yes.  Our plan allows participants to:

         o Make initial investments in our common stock in amounts of at least $1,000 and up to $10,000, in $100 increments;

         o Make additional cash investments in our common stock in amounts of at least $500 and up to $10,000, or more if a Request for Waiver is granted by us, in $100 increments; and

         o Have any common stock dividends that we may pay in the future automatically reinvested in additional shares of our common stock.

3.       WHAT ARE THE ADVANTAGES OF PARTICIPATING IN OUR PLAN?

         Participants in our plan will enjoy certain benefits:

         o You will be able to purchase our common stock without paying any brokerage commission and, for purchases in excess of $10,000, potentially at a discount, at our discretion.

         o Your funds will be fully invested because our plan permits fractions of shares to be credited to your account.

         o You can be free of cumbersome safekeeping requirements, as our custodial service will safely hold your certificates.

         o You will have a simple way of making periodic investments in our company, when and as you choose, in order to build your ownership over time and also to utilize dollar-cost-averaging if such technique is part of your general investment strategy.

         o You may direct our plan administrator to sell or transfer all or a portion of the shares held in your plan account and therefore may find the plan an economical way to liquidate holdings from time to time.

         o You will receive periodic statements reflecting all current activity in your plan account, including purchases, sales and latest balances, which will simplify your record keeping.

4.       WHAT ARE THE DISADVANTAGES OF MAKING INVESTMENTS IN WINSTAR THROUGH THE
         PLAN?

         Our plan may present certain disadvantages to a participant as compared to investing in our company through a brokerage. Each month the plan will issue shares to participants that have made valid and timely elections to purchase under the plan during that month.

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         The price at which shares are issued under the plan during any single month for investments not exceeding $10,000 will be equal to the average of the high and low sale prices of our common stock reported by Nasdaq on the Investment Date (as defined below). If no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate.

         The price at which shares are issued under the plan during any single month for investments exceeding $10,000 will be equal to the average of the high and low sales prices of a share of our common stock during the twelve consecutive trading days ending on the Investment Date.

          The price at which shares are issued under our plan is referred to herein as the "Investment Price." The trading period over which the Investment Price is calculated for purchases in excess of $10,000 is referred to herein as the "Pricing Period." The single date each month on which shares are issued under our plan to participants who have made purchase elections for such month is referred to herein as the "Investment Date."

         Because the Investment Price may represent an average of numerous market prices, it may actually exceed the price at which you could have purchased shares in the open market on the Investment Date.


         Further, sales of shares for participants that have made valid sale elections during any month are made at specified times and in a manner designed to not disrupt the market for our common stock. Accordingly, you may experience delays in the execution of sales of your shares held in our plan.

         IT SHOULD ALSO BE NOTED THAT WE WILL NOT PAY INTEREST ON FUNDS HELD BY US PENDING INVESTMENT.

5.       WHO WILL ADMINISTER THE PLAN?

         The plan will be administered by Continental Stock Transfer & Trust Company or such successor administrator as we may designate. The administrator acts as agent for participants, keeps records of the accounts of participants, sends regular account statements to participants, and performs other duties relating to the plan. Shares purchased for each participant under the plan will be held by the administrator and will be registered in the name of such participant unless and until a participant requests that a stock certificate for all or part of such shares be issued, as more fully described in this prospectus. Correspondence with the administrator should be sent to:

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                            Winstar Direct Stock Purchase Plan
                            Continental Stock Transfer & Trust Company
                            2 Broadway
                            19th Floor
                            New York, New York 10028
                            Telephone No.: 212-845-3278
                            Fax No.: 212-509-5150


6.       WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?


         Our existing stockholders (both registered holders and beneficial owners), as well as persons seeking to purchase their first shares in our company, may participate in our plan.


         A "registered holder" (which means a stockholder whose shares of common stock are registered in the stock transfer books of Winstar in his or her name) or a "beneficial owner" (which means a stockholder whose shares are registered in the stock transfer books of Winstar in a name other than his or her name; for example, in the name of a broker, bank, or other nominee), may participate in the plan. A registered holder may participate in the plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the plan on the participant's behalf.


         An interested investor that is not currently a stockholder may participate in the plan by making an initial investment in our common stock of not less than $1,000 or more than $10,000, in increments of $100. In certain circumstances, however, we may permit greater optional cash investments if an appropriate waiver is filed with us and accepted.

         The right to participate in our plan is not transferable to another person. We reserve the right to exclude from participation in the plan persons who use our plan to engage in short-term trading activities that cause aberrations in the trading of our common stock. In addition, we reserve the right to treat optional cash investments submitted on forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the $10,000 limit would be exceeded.


         Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

7.       HOW DOES AN ELIGIBLE PERSON PARTICIPATE IN THE PLAN?


         A person may participate in the plan by following the appropriate procedure set forth below. Any person desiring to participate in our plan will be responsible for paying to the plan administrator an initial enrollment and processing fee of $15, by delivering a check payable to Continental Stock Transfer & Trust Company, together with the other documents and payments required below. We reserve the right to waive the enrollment fee with respect to any participant participating under a waiver pursuant to a valid Request for Waiver.


         OUR REGISTERED HOLDERS:

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         Each eligible registered holder of our common stock may enroll in our plan and become a participant by:


         o completing and signing the authorization and enrollment form (attached as Annex A to this prospectus); and


         o returning it to the administrator at the address set forth in Question 5.

         Please note, that if the shares you currently own are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the authorization and enrollment form exactly as their names appear on the account registration.

         OUR BENEFICIAL OWNERS:

         Beneficial owners of our common stock desiring to participate in the plan must:

         o contact the registered holder who holds the shares of common stock on your behalf;

         o have your registered holder become a participant in the plan by completing an authorization and enrollment form and returning it to our plan administrator; and

         o have such registered holder sign and return a beneficial owner authorization form, as described in this prospectus.


         Alternatively, a beneficial holder may instruct the registered holder of his or her shares to have all or a portion of those shares registered directly in the holder's name. The holder would then follow the procedures described above for registered holders.


         INTERESTED INVESTORS WHO DO NOT CURRENTLY OWN OUR COMMON STOCK.

         An interested investor who is not presently one of our stockholders, but desires to become a participant in our plan by making an initial investment in our common stock, may join the plan by:

         o signing an authorization and enrollment form; and

         o forwarding it, together with a check in the amount of the initial investment, to the administrator at the address set forth in Question 5.

8.       WHAT IF I'VE LOST OR DON'T HAVE THE AUTHORIZATION AND ENROLLMENT FORM?


         Persons interested in participating in our plan may obtain information and the necessary authorization and enrollment form at any time by contacting the administrator at the address or phone number set forth in Question 5.


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9.       WHAT IS THE PURPOSE AND EFFECT OF COMPLETING AND FORWARDING THE
         AUTHORIZATION AND ENROLLMENT FORM?

         The authorization and enrollment form will appoint the administrator as your agent for purposes of your participation in our plan. It will direct the administrator to apply any optional cash investments made by you (whether transmitted with the authorization and enrollment form or made at dates subsequent to your enrollment) to the purchase on your behalf of full and fractional shares of our common stock in accordance with the plan.

         The authorization and enrollment form provides for the purchase of our common stock through the following investment options:

         o Optional cash investments. This option allows you to direct the administrator to make specified optional cash investments on your behalf and directs the administrator to apply such investments towards the purchase of common stock in accordance with the plan.

         o Full dividend reinvestment. This option allows you to direct the administrator to reinvest automatically all cash dividends received on all shares of our common stock registered in your name.

         o Partial dividend reinvestment. This option allows you to direct the administrator to reinvest automatically only the cash dividends received on a specified number of shares of our common stock registered in your name and to receive dividends on any remaining shares of common stock in cash.

         Any one of the above three options may be selected. In each case, cash dividends, if any, will be reinvested on all shares designated for participation in the plan until the participant specifies otherwise or withdraws from the plan altogether, or until the plan is terminated. Notwithstanding this, it is unlikely that we will pay cash dividends in the foreseeable future and nothing in this prospectus is intended to indicate otherwise.

         A participant may change his or her election at any time by completing and signing a new authorization form and returning it to the administrator.

         Any participant who returns a properly executed authorization and enrollment form to the administrator without electing an investment option will be enrolled as having selected full dividend reinvestment.

10.      WHEN DOES PARTICIPATION IN THE PLAN BEGIN?

         If you do not currently own any shares of our common stock, you may join the plan after receiving a copy of this prospectus and returning to the administrator a completed enrollment form along with your initial investment of at least $1,000. Any offer to make an initial investment greater than $10,000 will require you submitting a request for waiver to us and your receiving our prior approval, and must be made in accordance with the procedures described in "Request for Waiver" below. Investments must be made in $100 increments. Some state

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securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the enrollment form to residents of those states rather than the administrator's providing that information directly to those residents.

         If you already own shares of our common stock and those shares are registered in your name, you may join the plan after receiving a copy of this prospectus and returning a completed enrollment form. Registered shareholders should be sure to sign their names on the enrollment form exactly as they appear on their stock certificates.

         If you hold your shares of our common stock in a brokerage, bank or other intermediary account--that is, in "street name"--you may participate in the plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrange ments with the broker, bank or other intermediary account to participate on your behalf. The broker, bank or other intermediary account may also be required to provide a broker and nominee form to the administrator. As another option, you may request a copy of this prospectus from the administrator and return a completed enrollment form along with an initial investment of at least $1,000 to the administrator.

11.      WHEN ARE NEW SHARES DEEMED ISSUED UNDER THE PLAN?


         Optional cash investments will be invested on the Investment Date. The Investment Date will be the last trading day of the Pricing Period. Please see SCHEDULE A for information with respect to Pricing Periods, Investment Dates and other information.


12.      WHAT ARE THE SOURCES OF THE SHARES ISSUED TO PARTICIPANTS UNDER THE
         PLAN?


         Purchases of shares of our common stock by the administrator for participants in the plan may be made, at our election, either (1) directly from us out of our authorized but unissued shares of common stock or treasury stock or (2) in the open market or (3) in negotiated transactions with third parties. Under the terms of our outstanding bonds and other financing arrangements, our ability to repurchase shares of our common stock is limited. Therefore, for the foreseeable future, all purchases of our common stock under the plan would be made directly from us.


13.      HOW MUCH WILL A PARTICIPANT PAY FOR EACH SHARE PURCHASED UNDER THE
         PLAN?


         The price to participants for each share purchased during any month with optional cash investments or with cash dividends will be equal to the Investment Price calculated for the Pricing Period.


14.      HOW ARE OPTIONAL CASH INVESTMENTS FOR AMOUNTS OF $10,000 OR LESS MADE?

         All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, that have submitted signed authorization and enrollment forms are eligible to make optional cash investments at any time.

         A broker, bank or nominee, as record holder on behalf of a beneficial owner, may utilize an authorization and enrollment form for optional cash investments unless it holds the shares in

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the name of a securities depository. In that event, the optional cash investment must be accompanied by a beneficiary authorization form. This form provides the sole means by which a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owner. Beneficiary authorization forms will be furnished by the administrator upon request.

         Other interested investors that are not stockholders of our company are also eligible to make initial investments in our common stock through optional cash investments by submitting authorization and enrollment forms and funds representing their desired initial investments.


         The administrator will apply all optional cash investments, for which good funds are received on or before 12:00 (Noon) Eastern Time on the second business day immediately preceding the first day of the Pricing Period, to the purchase of shares of our common stock on the next following Investment Date. All optional cash investments are subject to collection by the administrator for full face value in U.S. dollars.


         There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

         Good clean funds for optional cash investments and initial cash investments must be received by the administrator no later than two business days prior to the Investment Date.

         All optional cash investments made by check should be made payable to:

                      "Winstar Direct Stock Purchase Plan"

and mailed to the administrator at the address set forth in Question 5. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to the participant, as will any third party checks. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the administrator at the address set forth in this prospectus above.

15.      HOW ARE OPTIONAL CASH INVESTMENTS OF MORE THAN $10,000 MADE?


         Optional cash investments in excess of $10,000 per month may be made only pursuant to a request for waiver (a "Request for Waiver") accepted by us. Participants may ascertain whether we are accepting Requests for Waiver in any given month (and certain other important information) by calling (866) 426-2023 or such other number as we may establish for this purpose from time to time. Participants who wish to make an optional cash investment in excess of $10,000 for any Investment Date, including those whose proposed investments have been aggregated so as to exceed $10,000 as described above, must obtain our prior written approval and a copy of such written approval must accompany any such optional cash investment. Good clean funds for such optional investment must be received by the administrator no later than one business days prior to the beginning of the Pricing Period. To obtain a Request for Waiver, a participant may call our Treasury Department at (212) 792-9061. Completed Requests for


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Waiver should be faxed directly to our Treasury Department at (212) 584-4073.
For additional information, participants may call our Treasury Department at
(212) 792-9061.

         We also may make the foregoing information available on the Investor Relations segment of our website at http://www.winstar.com or on another website we may establish for this purpose from time to time. The website may also contain a form for submitting a Request for Waiver via electronic mail.


         We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:

         o our need for additional funds,

         o the attractiveness of obtaining such additional funds through the sale of our common stock as compared to other sources of funds,

         o the purchase price likely to apply to any sale of common stock,

         o the participant submitting the request,

         o the extent and nature of such participant's prior participation in the plan,

         o the number of shares held of record by such participant, and

         o the aggregate amount of optional cash investments in excess of $10,000 for which Requests for Waiver have been submitted by all participants.

         If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate. Upon granting any Request for Waiver, we may, in our sole discretion, agree to different Discounts among persons to whom we have granted a Request for Waiver.

         We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible registered holders or beneficial owners of our common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the plan.

         THRESHOLD PRICE WITH RESPECT TO OPTIONAL CASH INVESTMENTS MADE PURSUANT TO REQUESTS FOR WAIVER

         We may establish for any Pricing Period a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. At least three trading days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount, and will so notify the administrator. This determination will be made by us in our sole discretion after a review of current market

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conditions, the level of participation in the plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived for any given Pricing Period and any applicable discount by telephoning us at (866) 426-2023 or at such other number as may be established by us from time to time.

         If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the sale prices of our common stock as reported by Nasdaq must equal or exceed on each trading day of the relevant Pricing Period. In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then that trading day will be excluded from the Pricing Period with respect to optional cash investments made pursuant to Requests for Waiver, and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of our common stock are made on Nasdaq for that day. For example, if the Threshold Price is not satisfied for three of the 12 trading days in a Pricing Period, then the purchase price will be based upon the remaining nine (or 11 in any month during 2000) trading days on which the Threshold Price was satisfied.

         In addition, a pro rata portion of each optional cash investment made pursuant to a Request for Waiver will be returned for each trading day of a Pricing Period on which the Threshold Price is not satisfied or for each trading day on which no trades of shares or common stock are reported on Nasdaq. The returned amount will equal one-twelfth of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not satisfied. Thus, for example, if in January 2001, the Threshold Price is not satisfied or no such sales are reported for three of the twelve trading days in a Pricing Period, 3/12 (i.e., 25%) of such optional cash investment will be returned to the participant without interest.

         The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver but applies to the entire amount thereof, including the first $10,000. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, we may waive our right to set a Threshold Price. Neither we nor the administrator shall be required to provide any written notice to participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period and any applicable discount by telephoning us at (866) 426-2023 or at such other number as may be established by us from time to time.


         DISCOUNT


         Each month, at least three trading days prior to the first day of the applicable Pricing Period, we may establish a discount from the Investment Price applicable to shares purchased under our plan pursuant to a Request for Waiver during that month. Such discount (the "Discount") may be up to 3% of the Investment Price and may vary each month. The Discount may be increased, decreased or eliminated by us in any given month. We also reserve the right to establish a reverse auction procedure by which participants seeking to make optional cash investments under a waiver may submit to us a "bid" with respect to the Discount at which they are willing to make the optional cash investment. Participants may obtain the Discount applicable to the next Pricing Period by telephoning us at (866) 426-2023 or at such other number as may be established by us


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from time to time.  Setting a Discount for a particular month shall not affect the setting of a Discount for any subsequent month.

16.      WHAT LIMITATIONS AND EXCEPTIONS APPLY TO OPTIONAL CASH INVESTMENTS?

         MINIMUM/MAXIMUM LIMITS

         For any Investment Date, optional cash investments made by our stockholders are subject to a minimum of $500 and a maximum of $10,000 (except as noted below), and optional cash investments made by interested investors who are not then stockholders of our company are subject to a minimum initial investment of $1,000 and a maximum of $10,000 (except as noted below). Investment will only be accepted in increments of $100.

         Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted below, promptly to participants, without interest. Optional cash investments submitted by brokerage firms or other nominees on behalf of a participant will be aggregated for purposes of determining whether the $10,000 limit will be exceeded. In addition, we reserve the right to treat optional cash investments submitted on forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $10,000 limit would be exceeded.

17.      WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT IN THE PLAN?

         For the purpose of the limitations discussed in this prospectus, we reserve the right to aggregate all optional cash investments for participants with more than one account using the same name, address or social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, participation may be limited by us to only one plan account. Also for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 without an approved Request for Waiver, we will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

18. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR THE SHARES OF OUR COMMON STOCK PURCHASED UNDER OUR PLAN?


         All shares purchased pursuant to the plan will be held in "book entry" form through accounts maintained by the administrator. This serves to protect against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a participant or upon withdrawal of a participant from the plan or upon termination of the plan, the administrator will have certificates issued and delivered for all full shares credited to that participant's account. Certificates will be issued only in the same names as those enrolled in the plan. In no event will certificates for fractional shares be issued. See questions 19 and 20.


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

19. MAY A PARTICIPANT DEPOSIT WITH THE ADMINISTRATOR CERTIFICATES FOR SHARES WHICH HE OR SHE ALREADY OWNS OUTSIDE THE PLAN?

         Yes if the certificates are unrestricted. Whether or not the participant has previously authorized reinvestment of dividends, certificates registered in the participant's name that do not bear any legend restricting transfer may be surrendered to the administrator for deposit in the participant's plan account. We will automatically reinvest all dividends, if any, on any shares of our common stock evidenced by certificates deposited in accordance with the plan.

         If a participant requests a certificate for whole shares of our common stock held in his or her account, distributions on those shares will continue to be reinvested under the plan in the same manner as prior to the request so long as the shares of common stock remain registered in the participant's name.

         The participant should contact our administrator at the address set forth in this prospectus above for the proper procedure to deposit certificates.

20.      CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?

         Participants may request that all or a portion of the shares held in their accounts by the plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a participant, the administrator will sell, through an independent broker or institution, those shares as soon as practicable and will remit a check for the proceeds of such sale, less applicable brokerage charges, trading fees, service charges and any taxes.

         Shares to be sold will be aggregated by the administrator and generally sold once per week at then current market prices in transactions carried out through one or more brokerage firms.

         The initial trading commission for sales of shares will be $5 per transaction plus $0.10 per share.


21.      WHAT REPORTS ARE SENT TO PARTICIPANTS?

         After an investment is made for a participant's plan account, the participant will be sent a statement which will provide a record of the costs of the shares of our common stock purchased for that account, the purchase date and the number of shares of common stock in that account. We recommend that you retain these statements for income tax and general record keeping purposes.

         In addition, each participant will be sent our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received. All reports and notices from the administrator will be addressed to the participant's last known address. Partici pants should notify our administrator promptly in writing of any change of address.

22.      MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

         Yes, by providing written notice instructing the administrator to terminate the partici pant's plan account, which notice is received by the administrator at least ten business days prior to the first day of the next Pricing Period. Thereafter all cash dividends, if any, on shares owned by such participant will be sent to the participant.

         In the event that a purchase of shares on behalf of a participant pursuant to the plan is pending, such participant may not terminate enrollment until after the Investment Date relating to such Pricing Period. Any fractional shares held in the plan at the time of termination will be converted to cash on the basis of the last applicable Investment Price. If a participant's plan account balance falls below one full share, the administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to the participant at its address of record.

23.      WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

         If a participant's notice of termination is received by the administrator at least five business days prior to the record date for the next dividend payment, reinvestment of dividends will cease as of the date the notice of termination is received by the administrator. If the administrator receives the notice of termination later than five business days prior to the above date, the termination may not become effective until after the reinvestment of any dividends on that dividend payment date. As soon as practicable after notice of termination is received, the administrator will send to the participant (1) a certificate evidencing all whole shares of our common stock held in the account and (2) a check representing the value of any fractional shares of our common stock held in the account. After an account is terminated, we will pay all distributions for the terminated account to the participant unless the participant re-elects to participate in the plan.

         When terminating an account, the participant may request that all shares of our common stock, both whole and fractional, held in the plan account be sold, or that certain of the shares of such common stock be sold and a certificate be issued for the remaining shares. The administrator will remit to the participant the proceeds of any sale of shares of our common stock, less any related trading fees, transfer tax or other fees incurred by it allocable to the sale of those shares of common stock.

24.      WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE PLAN?

         Generally, any former participant may re-elect to participate at anytime. However, the administrator reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

25.      HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

         Except as set forth below, a participant may terminate enrollment in the plan by giving written notice to the administrator, which notice is received at least ten business days prior to the first day of the next Pricing Period, and thereafter all cash dividends, if any, on shares owned by such participant will be sent to the participant. In the event that a purchase of shares on behalf of a participant pursuant to the plan is pending, such participant may not terminate enrollment until after the Investment Date relating to such Pricing Period. Any fractional shares held in the plan at the time of termination will be converted to cash on the basis of the then last applicable Investment Price.

         If a participant's plan account balance falls below one full share, the administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to the participant at its address of record.

26.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
         PLAN?

         The tax consequences resulting from optional cash investments are uncertain. Participants may be treated as having received a distribution from us upon the purchase of shares pursuant to the plan with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to our current or accumulated earnings and profits. We do not currently have any current or accumulated earnings and profits, and cannot accurately predict when we will have earnings and profits. To the extent that the amount deemed a distribution from us exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital causing a reduction in the basis of the shares acquired, and the balance will be treated as capital gain recognized on a sale or exchange. The purchased shares will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a dividend. The fair market value of shares acquired on an Investment Date is not likely to differ from the amount of optional cash investment by participants making investments not exceeding $10,000 in any single month. For participants making investments exceeding $10,000 in a single month, there may more likely be a difference between the fair market value of shares acquired on an Investment Date and the amount of optional cash investment.

         Participants will be treated as having received a distribution from us equal to the fair market value on the Investment Date of the shares, if any, acquired with reinvested dividends pursuant to the plan. Such distribution will be treated as a dividend to the extent attributable to our current or accumulated earnings and profits. As long as we do not have earnings and profits, any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing shares, and the balance will be treated as capital gain recognized on a sale or exchange. A participant's tax basis in the dividend shares will equal the fair market value of such shares on the Investment Date.

         A participant's holding period for shares acquired pursuant to the plan will begin on the day following the Investment Date. When a participant receives certificates for whole shares credited to the participant's account under the plan, the participant will not realize any taxable income. However, a participant that receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss also will be realized by the participant whenever whole shares are sold, either pursuant to the participant's request, upon withdrawal from the plan or after withdrawal from the plan. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis of the participant in the shares.

         THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT

CONSTITUTE TAX ADVICE. THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATIONS.

27. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OR ACQUIRES ADDITIONAL SHARES?

         If a participant has elected to have dividends automatically reinvested in the plan and subsequently sells or transfers all or any part of the shares registered in the participant's name, automatic reinvestment will continue as long as shares are registered in the name of the participant or held for the participant by the administrator or until termination of enrollment. Similarly, if a participant has elected the "Full Dividend Reinvestment" option under the plan and subsequently acquires additional shares registered in the participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the participant's name, dividends paid on such shares will not be automatically reinvested under the plan. Participants may, however, change their dividend reinvestment elections by submitting new authorization and enrollment forms.

28. HOW ARE THE PARTICIPANT'S SHARES OF COMMON STOCK VOTED AT STOCKHOLDER MEETINGS?

         Shares of common stock held for a participant in the plan will be voted at stockholder meetings as that participant directs by proxy. Participants will receive proxy materials from us. Shares of our common stock held in a participant's plan account may also be voted in person at the meeting.

29.      WHO PAYS THE EXPENSES OF THE PLAN?

         Participation in the plan is voluntary and a participant may discontinue his or her participation at any time. However, there are fees associated with the plan and the administrator's services. There is an initial fee of $15 required to be paid by participant to enroll in the plan. Shares for the plan purchased directly from us, will not involve trading fees or service charges in connection with purchases of shares. Participants that request the sale of any of their shares held in the plan must pay a commission equal to $5 per transaction plus $0.10 per share plus any applicable taxes. The administrator may effect any sales of shares for the plan through a broker-dealer, in which case such broker-dealer will receive the commission for effecting such transactions. The administrator may also charge participants for additional services not provided under the plan or where specified charges are indicated. Any fees may be changed by the administrator at any time, without notice to participants. Participants may obtain a current listing of all applicable administrative fees by contacting the administrator at the address or telephone number listed in Question 5 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the administrator nor we will be responsible. We reserve the right to waive any applicable enrollment fees with respect to any participant that acquires shares under a Request for Waiver.

30.      WHAT IS THE RESPONSIBILITY OF WINSTAR AND THE ADMINISTRATOR UNDER THE
         PLAN?

         OUR COMPANY AND THE ADMINISTRATOR, IN ADMINISTERING THE PLAN, ARE NOT LIABLE FOR ANY ACT DONE IN GOOD FAITH OR FOR ANY GOOD FAITH OMISSION TO ACT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF LIABILITY; OR WITH RESPECT TO THE PRICES AND TIMES AT WHICH SHARES OF OUR COMMON STOCK ARE PURCHASED OR SOLD FOR A PARTICIPANT; OR WITH RESPECT TO ANY FLUCTUATION IN MARKET VALUE BEFORE OR AFTER ANY PURCHASE OR SALE OF SHARES OF OUR COMMON STOCK; OR ARISING OUT OF ANY FAILURE TO TERMINATE A PARTICIPANT'S ACCOUNT UPON THAT PARTICIPANT'S DEATH PRIOR TO THE ADMINISTRATOR'S RECEIPT OF NOTICE IN WRITING OF THE DEATH. NEITHER OUR COMPANY NOR THE ADMINISTRATOR CAN PROVIDE ANY ASSURANCE OF A PROFIT, OR PROTECT A PARTICIPANT FROM A LOSS, ON SHARES OF OUR COMMON STOCK PURCHASED UNDER THE PLAN. THESE LIMITATIONS OF LIABILITY DO NOT AFFECT ANY LIABILITIES ARISING UNDER THE FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933. THE ADMINISTRATOR MAY RESIGN AS ADMINISTRATOR OF THE PLAN AT ANY TIME, IN WHICH CASE WE WILL APPOINT A SUCCESSOR ADMINISTRATOR. IN ADDITION, WE MAY REPLACE THE ADMINISTRATOR WITH A SUCCESSOR ADMINISTRATOR AT ANY TIME.

31. WHAT HAPPENS IF WE MAKE A DISTRIBUTION OF SHARES OF COMMON STOCK OR SPLIT OUR SHARES?

         If there is a distribution payable in shares of our common stock or a common stock split, the administrator will receive and credit to the participant's plan account the applicable number of whole and/or fractional shares of common stock based on the number of shares of common stock held in the participant's plan account.

32.      WHAT HAPPENS IF WE HAVE A RIGHTS OFFERING?

         If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of shares of our common stock, we will transfer the rights attributable to whole shares of our common stock held in a participant's plan account to the plan participant as promptly as practicable after the rights are issued.

33.      MAY A PARTICIPANT PLEDGE OR TRANSFER SHARES OF COMMON STOCK HELD IN THE
         PLAN?

         A participant may not pledge, sell or otherwise transfer shares of our common stock held in the plan, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer shares of our common stock must request that a certificate for those shares first be issued in the participant's name or transferred into a brokerage account (i.e., to be held in "street name").

34.      MAY WE SUSPEND OR TERMINATE THE PLAN?

         While we expect to continue the plan indefinitely, we may suspend or terminate the plan at any time. We also reserve the right to modify, suspend, terminate or refuse participation in the plan to any person at any time.

35.      MAY WE AMEND THE PLAN?

         We may amend or supplement the plan at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the administrator receives written notice of the termination of a participant's plan account. Any amendment may include an appointment by the administrator or by us of a successor bank or agent, in which event we are authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on shares of our common stock held by the participant for application by that successor bank or agent as provided in the plan.

36.      WHAT HAPPENS IF WE TERMINATE THE PLAN?

         If the plan is terminated, each participant will receive (1) a certificate for all whole shares of our common stock held in the participant's plan account and (2) a check representing the value of any fractional shares of our common stock held in the participant's plan account and any uninvested distributions held in the account. As an alternative to number (1) above, a participant may direct the administrator to issue the shares in the name of a brokerage firm (i.e., in "street name").

37.      WHO INTERPRETS AND REGULATES THE PLAN?

         We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the plan. Any action we or the administrator take to effectuate the plan in the good faith exercise of our judgment will be binding on participants.

                                 USE OF PROCEEDS

         The proceeds from the sale of our common stock offered pursuant to the plan will be added to our available funds and used for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

         Subject to the discussion below, we will distribute newly issued or treasury shares of our common stock sold under the plan, rather than through an underwriter, broker or dealer. There are no brokerage commissions or service charges allocated to participants in the plan in connection with their purchases of such newly issued or treasury shares of common stock.

         In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

         Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

         From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

         We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

         Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

                         SALES OF SHARES BY PARTICIPANTS

         Participants that request the sale of any of their shares of common stock held in the plan must pay a commission initially equal to $5 per transaction plus $0.10 per share, plus any applicable taxes. Shares of our common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the common stock offered under this prospectus have been passed upon for us by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of our common stock.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 incorporated by reference into this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, without limitation:

         o our ability to service our debt or to obtain financing for the buildout of our domestic and international telecommunications networks;

         o our ability to attract and retain a sufficient revenue-generating customer base;

         o competitive pressures in the telecommunications and technology industries;

         o general economic conditions in the markets in which we operate; and

         o the other risks detailed from time to time in our SEC filings.

         We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC. This prospectus is part of that registration statement and does not contain all of the information included in the registration statement. For further information about us and our securities you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described below.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the Nasdaq National Market in Washington, D.C.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;

         o Quarterly Report on Form 10-Q filed May 15, 2000;

         o Proxy Statement for the Annual Meeting of Stockholders held on June 28, 2000, filed May 23, 2000;

         o Current Report on Form 8-K filed June 1, 2000;

         o Quarterly Report on Form 10-Q filed August 14, 2000; and

         o The description of our common stock contained in our registration statement on Form 8-A, as amended (File No. 1-10726), under the Exchange Act.

         We will provide any person to whom a prospectus is delivered a copy of any and all of the documents incorporated in this prospectus by reference upon their written or oral request. If you desire any of these documents, please contact us at Winstar Communications, Inc., 685 Third Avenue, New York, New York, 10017, Attention: Investor Relations, 212-792-9800.

                                   SCHEDULE A
                  IMPORTANT DATES FOR OPTIONAL CASH INVESTMENTS
                                   (2000-2002)

    THRESHOLD PRICE AND
      WAIVER DISCOUNT            CASH PURCHASE            PRICING PERIOD                CASH PURCHASE
     ANNOUNCEMENT DATE             DUE DATE              COMMENCEMENT DATE             INVESTMENT DATE
          9/7/00                    9/11/00                   9/12/00                      9/27/00
          10/5/00                   10/9/00                  10/10/00                     10/25/00
          11/6/00                   11/8/00                   11/9/00                     11/27/00
          12/5/00                   12/7/00                   12/8/00                     12/26/00
          1/4/01                    1/8/01                    1/9/01                       1/25/01
          2/5/01                    2/7/01                    2/8/01                       2/26/01
          3/6/01                    3/8/01                    3/9/01                       3/26/01
          4/4/01                    4/6/01                    4/9/01                       4/25/01
          5/7/01                    5/9/01                    5/10/01                      5/25/01
          6/5/01                    6/7/01                    6/8/01                       6/25/01
          7/5/01                    7/9/01                    7/10/01                      7/25/01
          8/7/01                    8/9/01                    8/10/01                      8/27/01
          9/5/01                    9/7/01                    9/10/01                      9/25/01
          10/5/01                   10/9/01                   10/10/01                    10/25/01
          11/5/01                   11/7/01                   11/8/01                     11/26/01
          12/5/01                   12/7/01                   12/10/01                    12/26/01
          1/4/02                    1/8/02                    1/9/02                       1/25/02
          2/4/02                    2/6/02                    2/7/02                       2/25/02
          3/5/02                    3/7/02                    3/8/02                       3/25/02
          4/5/02                    4/9/02                    4/10/02                      4/25/02
          5/7/02                    5/9/02                    5/10/02                      5/28/02
          6/5/02                    6/7/02                    6/10/02                      6/25/02
          7/5/02                    7/9/02                    7/10/02                      7/25/02
          8/6/02                    8/8/02                    8/9/02                       8/26/02
          9/5/02                    9/9/02                    9/10/02                      9/25/02
          10/7/02                   10/9/02                  10/10/02                     10/25/02
          11/5/02                   11/7/02                   11/8/02                     11/25/02
          12/5/02                   12/9/02                  12/10/02                     12/26/02

                           IMPORTANT TELEPHONE NUMBERS

                  TO OBTAIN                                                     CALL
                  ---------                                                     ----
Information Concerning Your Plan Account                                        (212) 845-3278

Authorization and enrollment forms, B/N Forms and
Gift/Transfer Forms                                                             (212) 845-3278

Whether Requests for Waiver are being accepted;
Price and Discount Information                                                  (866) 426-2023

Requests for Waiver                                                             (212) 792-9061